Mail Stop 3561

July 14, 2005

Via U.S. Mail and Fax

Blake M. Edwards, CFO
Grayson Bankshares, Inc.
113 West Main Street
Independence, VA 24348

	RE:	Grayson Bankshares, Inc.
		Form 10-K For Fiscal Year Ended December 31, 2004
		Filed March 31, 2005

      Form 10-Q For Fiscal Quarter Ended March 31, 2005
		File No. 1-10579


Dear Mr. Edwards:


We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



							Sincerely,



							Larry Spirgel
							Assistant Director

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Julio Covarrubias, CFO
Telecommunications Company of Chile, Inc.
December 28, 2004
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